                              EMPLOYMENT AGREEMENT

                                BETWEEN KEYCORP

                                AND ROGER NOALL

                 THIS EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, this 19th day of July, 1995, between KEYCORP, an Ohio corporation ("KeyCorp"), and ROGER NOALL, 13705 Shaker Boulevard, Cleveland, Ohio 44120 ("Noall").

                             W I T N E S S E T H:
                             - - - - - - - - - -

                 WHEREAS, pursuant to an Agreement and Plan of Merger and a related Supplemental Agreement to Agreement and Plan of Merger, both dated as of October 1, 1993, by and between Society Corporation, an Ohio corporation ("Society"), and the former KeyCorp, a New York corporation and a bank holding company ("Old Key"), Society and Old Key agreed to the merger of Old Key into Society in which Society was the surviving corporation and was renamed KeyCorp;

                 WHEREAS, KeyCorp and Noall are parties to an employment agreement, made February 4, 1994 pursuant to which KeyCorp agreed to continue to employ Noall for a period to end on the date of the 1996 Annual Meeting of Shareholders of KeyCorp, unless such period should be extended by mutual agreement; and

                 WHEREAS, KeyCorp and Noall desire to amend and restate the February 4, 1994 agreement and to enter into this Agreement pursuant to which KeyCorp will continue to employ Noall and Noall will continue to serve KeyCorp;

                 NOW, THEREFORE, KeyCorp and Noall, in consideration of the promises and mutual covenants herein contained, agree as follows:

                 1. Definitions.
                    -----------
                 1.1 ACOUNTING FIRM. The term "Accounting Firm" means the independent auditors of KeyCorp for the fiscal year preceding the year in which the earlier of (i) the Termination Date, or (ii) the year, if any, in which occurred the first Change of Control occurring after the Effective Time, and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, KeyCorp shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for KeyCorp or any of its affiliates (as defined in Rule

    12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

                 1.2 SHORT TERM INCENTIVE COMPENSATION AWARD. The term "Short Term Incentive Compensation Award" with respect to Noall for any year shall mean the annual incentive compensation award (whether paid in cash, deferred, or a combination of both) payable to Noall under the Combined Short Term Incentive Compensation Plan for that year.

                 1.3 LONG TERM INCENTIVE COMPENSATION AWARD. The term "Long Term Incentive Compensation Award" with respect to Noall for any year shall mean the incentive compensation award (whether paid in cash, deferred, or a combination of both) payable to Noall under the Combined
    Long Term Incentive Compensation Plan for that year. For these purposes, an incentive compensation award payable to Noall under the Combined Long Term Incentive Compensation Plan with respect to any multi-year period will be deemed to be "for" the last year of that multi-year period. Thus, for example, any incentive compensation award payable to Noall under the Combined Long Term Incentive Compensation Plan with respect to the three year period comprised of 1990, 1991, and 1992 will be deemed to be "for" 1992 (without regard to the time of payment), the entire award under that plan for that period will be part of the Long Term Incentive Compensation Award for 1992, and no part of the award under that plan for that period will be part of the Long Term Incentive Compensation Award for any year other than 1992.

                 1.4 AVERAGE ANNUAL INCENTIVE COMPENSATION. The term "Average Annual Incentive Compensation" shall mean the sum of

                 (a) The average of the two highest Short Term Incentive Compensation Awards payable to Noall for any of the years during the five-year period ended on the December 31 immediately preceding the Termination Date; plus

                 (b) The average of the two highest Long Term Incentive Compensatin Awards payable to Noall for any of the years during that five-year period.

                 1.5 CAUSE. KeyCorp will have "Cause" to terminate Noall at any time during the Scheduled Term only if:

                 (a) Noall commits a felony;

                 (b) Noall commits an act or series of acts of dishonesty in the course of his employment which are materially inimical to the best interests of KeyCorp or a Subsidiary as determined by a vote of a mojority of all of the members of the Borad of Directors of KeyCorp and, if the act or acts are capable of being cured, Noall fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Noall;

                 (c) Noall continues to violate his obligation under Section
         13.1 not to engage in Competitive Activities after the Board of Directors has advised him in writing to cease those activities; or

                 (d) Other than for disability, Noall totally abandons and completely fails to attempt to perform his duties and responsibilities as specified from time to time by the Board of Directors of KeyCorp for 90 consecutive days after written notice from the Board of Directors.

                 1.6 CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if at any time or from time to time after the Effective
     Time:

                 (a) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition of 25% or more of the voting stock of KeyCorp in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended);

                 (b) During (i) any period commencing with the Effective Time and ending not later than the second anniversary of the Effective Time, or (ii) any period of 24 consecutive calendar months commencing on any date after the Effective Time, individuals who at the beginning of such period constitute the directors of KeyCorp cease for any reason to constitute at least a majority thereof unless the election of each new director of KeyCorp was approved or recommended by the vote of at least two-thirds of the entire authorized number of members of the Board of Directors immediately before the time each new director of KeyCorp was elected to the Board;

                 (c) KeyCorp merges with or into or consolidates with another corporation and, after giving effect to such merger or consolidation, less than sixty percent (60%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to such merger or consolidation;

                 (d) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of KeyCorp; or

                 (e) The shareholders of KeyCorp shall approve any plan or proposal for the liquidation or dissolution of KeyCorp.

                 1.7 COMBINED LONG TERM DISABILITY PLAN. The term "Combined Long Term Disability Plan" means and includes the KeyCorp Long Term Disability Plan and the KeyCorp Supplemental Long Term Disability Program, in both cases as from time to time amended, restated, or otherwise modified, including any long term disability plan that, after the Effective Time, succeeds, replaces, or is substituted for either such plan and includes long term disability benefits or rights provided pursuant to or under insurance contracts maintained by KeyCorp applicable to senior executives of KeyCorp.

                 1.8 COMBINED LONG TERM INCENTIVE COMPENSATION PLAN. The term "Combined Long Term Incentive Compensation Plan" means and includes the Society Corporation Long Term Incentive Compensation Plan as from time to time amended, restated, or otherwise modified, the KeyCorp Long Term Cash Incentive Compensation Plan as from time to time amended, restated, or otherwise modified, and any incentive compensation plan that, after the Effective Time, succeeds, replaces, or is substituted for either such plan and is applicable to senior executives of KeyCorp.

                 1.9 COMBINED SHORT TERM INCENTIVE COMPENSATION PLAN. The term "Combined Short Term Incentive Compensation Plan" means and includes the Society Corporation Management Incentive Compensation Plan as from time to time amended, restated, or otherwise modified, the KeyCorp Short Term Incentive Compensation Plan as from time to time amended, restated, or otherwise modified, and any incentive compensation plan that, after the Effective Time, succeeds, replaces, or is substituted for either such plan and is applicable to senior executives of KeyCorp.

                 1.10 COMBINED RETIREMENT PLANS. The term "Combined Retirement Plans" means and includes the KeyCorp Cash Balance Pension Plan, the KeyCorp Excess Cash Balance Pension Plan, and the Amended and Restated Society Corporation Supplemental Retirement Plan, in all cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Time, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature (including, without limitation, retirement benefits or rights provided under employment contracts or agreements with Noall or provided in resolutions adopted by the Board of Directors of KeyCorp or any of its Subsidiaries) maintained by KeyCorp or any of its Subsidiaries in which Noall was participating prior to the end of the Scheduled Term. Reference to a "Combined Retirement Plan," in the singular, shall mean any of the Combined Retirement Plans.

                 1.11 COMBINED SAVINGS PLANS. The term "Combined Savings Plans" means and includes the KeyCorp 401(k) Savings Plan and the
    KeyCorp Excess 401(k) Savings Plan, in both cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Time, succeeds, replaces, or is substituted for either such plan, and all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code), maintained by KeyCorp or any of its Subsidiaries in which Noall was participating
    prior to the end of the Scheduled Term.   Reference to a "Combined Savings
    Plan," in the singular, shall mean any of the Combined Savings Plans.

                 1.12 COMPETITIVE ACTIVITY (BEFORE TERMINATION DATE). Noall shall be deemed to have engaged in "Competitive Activity" before the Termination Date if, before the Termination Date, he engages, without the consent of KeyCorp, in any business or business activity in which KeyCorp or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of KeyCorp or any of its Subsidiaries).

                 1.13 COMPETITIVE ACTIVITY (AFTER TERMINATION DATE). Noall shall be deemed to have engaged in "Competitive Activity" after the Termination Date if, after the Termination Date and without the consent of KeyCorp, he serves as a director, officer, or employee of any Financial Services Company located in a Restricted State or renders services of a consultative or advisory nature or otherwise to any Financial Services Company located in a Restricted State.

                 1.14 DAY. A "day" as used in this Agreement means a calendar day unless business day is specifically referred to.

                 1.15 DEMOTION OR REMOVAL. Noall shall be deemed to have been subjected to "Demotion or Removal" if, during the Schduled Term and other than by Voluntary Resignation, Noall ceases to be Chief Administrative Officer of KeyCorp, unless the reason for Noall ceasing to be Chief Administrative Officer of KeyCorp, is that Noall was promoted to a higher position, in which case, ceasing to hold the higher position at any time during the Scheduled Term other than by Voluntary Resignation would be a Demotion or Removal.

                 1.16 EFFECTIVE TIME. The term "Effective Time" means the close of business on the date set forth in the first sentence of this Agreement.

                 1.17 EQUITY COMPENSATION PLAN.   The term "Equity Compensation
    Plan" means the KeyCorp Amended and Restated 1991 Equity Compensation
    Plan as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Time, succeeds, replaces, or is substituted for that plan and any predecessor or successor thereto, and any other stock option or equity based plan adopted by Society before the Effective Time or by KeyCorp after the Effective Time.

                 1.18 FINANCIAL SERVICES COMPANY. "Financial Services Company" means a bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking, or securities company, or other financial services company, other than KeyCorp or any of its Subsidiaries.

                 1.19 FULL-TIME EMPLOYMENT WITH AN UNAFFILIATED EMPLOYER. "Full-Time Employment with an Unaffiliated Employer" means full-time
    (more than 30 hours per week) employment at either a base selary, hourly rate, partnership interest, or other form of participation, which will result in annual compensation to Noall of at least 75% of the annual base salary of Noall with KeyCorp and its Subsidiaries at the highest rate in effect at any time under this Agreement, but does not include employment by
    (a) a corporation or other firm organized or formed by Noall as a new business (including, without limitation, a consulting business) after the Termination Date, or (b) a corporation or other firm the majority of the equity interests of which were acquired by Noall and/or his immediate family members after the Termination Date.

                 1.20 GOOD REASON (THROUGHOUT THE SCHEDULED TERM). Noall shall have "Good Reason" to terminate his employment under this Agreement if, at any time during the Scheduled Term, one or more of the events listed in
    (a) through (d) of this Section 1.20 occurs and, based on that event, Noall gives notice of his intention to terminate his employment effective on a date that is within one year of the occurrence of that event:

                 (a) Noall is subjected to Demotion or Removal;

                 (b) Noall's base salary is reduced from the level of his base salary as in effct from time to time (other than in conjunction with an across the board and equal percentage reduction in the base salaries of all KeyCorp senior executives);

                 (c) Noall is excluded from full participation in any benefit plan or arrangement maintained for senior executives of KeyCorp generally;

                 (d) Noall's principal place of employment for KeyCorp is relocated outside of the Cleveland metropolitan area or Noall is otherwise required by KeyCorp to relocate outside the Cleveland metropolitan area.

                 1.21 IMPERMISSIBLE. The term "Impermissible," when used in the context of Noall's continued coverage by and participation in any of the Combined Retirement Plans or Combined Savings Plans shall mean that such a continuation would violate the provisions of any such Plan, would cause any such Plan to fail to be qualified under Section 401(a) of the Internal Revenue Code, or would be unlawful, and when used in the context of Noall's continued particitpation as an employee in the Equity Compensation Plan shall mean that such a continuation would violate the provisions of the plan, would require shareholder approval, or would be unlawful.

                 1.22 RESTRICTED STATE. A "Restricted State" means Ohio, New York, and any other state (including the District of Columbia) in which KeyCorp and its Subsidiaries (taken as a whole) have at the time business operations or activities which account for or constitute more than 5% of the totol assets or total deposits of KeyCorp and its Subsidiaries on a consolidated basis or more than 5% of the total income of KeyCorp and its Subsidiaries on a consolidated basis for the then preceding three months.
    A Financial Services Company shall be deemed to be located in a Restricted State if its headquarters are then located in the Restricted State or if it and its affiliates (taken as a whole) have at the time business operations or activities in the Restricted State with total assets or total deposits exceeding 5% of the total assets or total deposits of KeyCorp and its Subsidiaries on a consolidated basis or which generate gross income during the then preceding three months of more than 5% of the total income of KeyCorp and its Subsidiaries on a consolidated basis for that three month period. The determination of whether a state is a Restricted State shall be made at the time Noall first serves as a director, officer, or employee of the Financial Services Company in question or first renders services of a consultative or advisory nature or otherwise to such Financial Services Company.

                 1.23 SCHEDULED TERM. The term "Scheduled Term" shall mean the period commencing at the Effective Time and ending on February 28, 1997.

                 1.24 SUBSIDIARY. A "Subsidiary," as of any time, means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by KeyCorp.

                 1.25 SUPPLEMENTAL TERM. The term "Supplemental Term" shall mean the three-year period commencing on March 1, 1997 and ending on February 29, 2000.

                 1.26 TERMINATION DATE. The term "Termination Date" means the last day of the Scheduled Term, or, if earlier, the date on which Noall's employment with KeyCorp and its Subsidiaries terminates.

                 1.27 VOLUNTARY RESIGNATION. A "Voluntary Resignation" shall have occurred if, during the Scheduled Term, Noall terminates his employment with KeyCorp and all its Subsidiaries by voluntarily resigning at his own instance without having been requested to so resign by KeyCorp, except that any resignation by Noall during the Scheduled Term will not be deemed to be a Voluntary Resignation if, at the time of that resignation, Noall had Good Reason to resign.

                 2. TERM OF FULL-TIME EMPLOYMENT. KeyCorp engages and employs Noall to render such services in the administration and operation of its affairs as, from time to time, may be specified by its Board of Directors, for a period commencing at the Effective Time and ending on February 28, 1997, unless such period is extended by the mutual agreement of KeyCorp and Noall or is sooner terminated pursuant to this Agreement.

                 3. FULL-TIME SERVICES. Throughout the Scheduled Term, Noall will devote all his time and efforts to the service of KeyCorp, except (a) for usual vacation periods and reasonable periods of illness, (b) for services as an officer and director of any Subsidiary, (c) for service as a director or trustee of other corporations or organizations which are not in competiton with KeyCorp or any Subsidiary, and (d) for other activities agreed to by KeyCorp.

                 4. EXECUTIVE OFFICER. Throughout the Scheduled Term, Noall will be elected and serve as Chief Administrative Officer of KeyCorp, unless he is promoted to a higher position or positions, in which case he will thereafter during the remainder of the Scheduled Term be elected and serve in such higher position or positions.

                 5. COMPENSATION. For all services to be rendered by Noall to KeyCorp under this Agreement during the Scheduled Term, including services as an officer of KeyCorp or as an officer, director, or member of any committee of any Subsidiary, or any other services specified by the Board of Directors of KeyCorp, KeyCorp shall pay to Noall, in equal monthly or more frequent installments, base salary at a annual rate not lower than the annual rate of base salary being paid to Noall as of the Effective Time. In addition to such base salary, Noall shall participate during the Scheduled Term in any incentive compensation, retirement, savings, stock option, disability, and other employee benefit and welfare plan or arrangement allowed or provided by KeyCorp in which he would otherwise be eligible for participation as an executive officer and employee of KeyCorp, and, to the extent not provided, KeyCorp shall pay or provide for the payment of benefits commensurate with Noall's annual compensation.

                 6. EFFECT OF FAILURE TO EXTEND PERIOD OF FULL-TIME EMPLOYMENT. If, at the expiration of the Scheduled Term, Noall's employment under this Agreement has not otherwise been terminated and Noall's full-time employment with KeyCorp is not extended upon terms acceptable to Noall (either under this Agreement or under a new agreement), then Noall shall cease to be an officer of KeyCorp and shall cease to be an officer, director, or employee of any Subsidiary on the last day of the Scheduled Term but Noall's status as an employee of KeyCorp shall continue from that date and throughout the Supplemental Term on the terms and subject to the conditions set forth in this Section 6.

                 6.1 DUTIES, AND RESPONSIBILITIES. During the Supplemental Term, Noall shall have such duties and responsibilities as KeyCorp and Noall may mutually agree upon from time to time. KeyCorp shall make available to Noall an office and secretarial services appropriate to the scope of the duties and responsibilities being assumed and performed by Noall from time to time during the Supplemental Term. Noall shall have complete discretion as to the time or times at which he performs services on behalf of KeyCorp in response to any request for such services by KeyCorp.

                 6.2 COMPENSATION, BENEFITS, AND PERQUISITES. During the Supplemental Term, Noall shall be entitled to (a) the compensation and benefits specifically provided for in Sections 6.3, 6.4, 6.5, and 6.6 and
    (b) such perquisites as are generally provided by KeyCorp to its senior
    executives.   Except for the compensation, benefits, and perquisites
    referred to in the first sentence of this Section 6.2, Noall shall not be entitled to any other compensation, benefits, or perquisites from keyCorp as a result of his continuing employee status during the Supplemental Term. For purposes of determining Noall's rights under the Combined Long Term Incentive Compensation Plan and the Combined Short Term Incentive Compensation Plan during and after the Supplemental Term, Noall's employment with KeyCorp shall be treated as if it had ended on the Termination Date.

                 6.3 CASH COMPENSATION. Throughout the Supplemental Term, KeyCorp shall pay to Noall semimonthly compensation peyments (one such payment to be made on the fifteenth and the last day of each calendar month) throughout the Supplemental Term. The first such semimonthly payment shall be made for the period commencing on the first day of the Supplemental Term and ending on the first day during the Supplemental Term that is either the fifteenth or last day of the calendar month in which the Supplemental Term begins. The last such semimonthly payment shall be made for the period commencing with the last date immediately preceding the end of the Supplemental Term that is either the first or sixteenth day of the calendar month in which the Supplemental Term ends and ending on the last day of the Supplemental Term. The amount of each such semimonthly payment (other than the first and the last such payment) shall be equal to the sum of (a) one half of one month's base salary of Noall (at the highest rate in effect at any time during the Scheduled Term), plus (b) one-twenty-fouth (1/24) of Noall's Average Annual Incentive Compensation, minus (c) the amount of any disability benefits received by Noall with respect to the semimonthly payment period from the Combined Long Term Disability Plan or any other disability plan the entire cost of which was borne by KeyCorp. The amount of each of the first and last such semimonthly payments shall be equal to the amount specified in the immediately preceding sentence multiplied by a fraction, the numerator of which is the number of days in the period for which that payment is payable and the denominator of which is the number of days in the semimonthly period at the end of which that payment is payable. If Noall dies after becoming entitled to payments under this Section 6.3 but before the end of the Supplemental Term, any payments due after his death shall be made to his estate or, if Noall shall so direct to KeyCorp in writing, to his wife or to a trust created by Noall. Noall's right to direct payment of such payments following his death may be exercised by him at any time and from time to time during his life, and any such direction made subsequent to an earlier one shall revoke
    and supersede such earlier direction.   The amounts payable to Noall, his
    wife, or any trust created by Noall for any month under this Section 6.3 shalll be reduced, but not below zero, by the full amount of the payments, if any, received by any person (including, without limitation, Noall, his wife, and any trust created by Noall) for that month from all Combined Retirement Plans on account of Noall.

                 6.4 MEDICAL AND LIFE INSURANCE BENEFITS. KeyCorp shall arrange to provide Noall, throughout the period beginning on the first day of the Supplemental Term and ending on the earlier of (a) the last day of the Supplemental Term, or (b) the first date on which Noall accepts Full-Time Employment with an Unaffiliated Employer, with medical benefits (including, if applicable, dental) and group term life insurance benefits, in all cases at substantially the same level of coverage, and subject to the same (by dollar amount) employee contribution requirement (if any), as those which Noall was receiving or entitled to receive as an officer of KeyCorp on the last day of the Scheduled Term.

                 6.5 RETIREMENT AND SAVINGS PLAN PARTICIPATION. For the period beginning on the first day of the Supplemental Term and ending on the earlier of (a) the last day of the Supplemental Term, or (b) the date of Noall's death (the "Section 6.5 Benefit Period"), KeyCorp shall cause Noall to continue to be covered by and to participate in all Combined Retirement Plans and Combined Savings Plans that he was entitled to be covered by and participating in as an officer of KeyCorp on the last day of the Scheduled Term in the same manner and to the same extent as if Noall continued in the full-time employ of KeyCorp throughout the Section 6.5 Benefit Period, except where such coverage or participation is impermissible. For these purposes: (i) the entire Section 6.5 Benefit Period shall be included in determining Noall's years of service, (ii) amounts received by Noall under clause (a) of Section 6.3 shall be deemed to be base salary received by Noall during the Section 6.5 Benefit Period, and (iii) amounts received by Noall under clause (b) of Section 6.3 shall be deemed to be incentive compensation received by Noall during the Section 6.5 Benefit Period and shall, if relevant, be allocated between the Combined Short Term Incentive Compensation Plan and the Combined Long Term Incentive Compensation Plan based on the degree to which awards under each of those plans were taken into account in determining Average Annual Incentive Compensation. If, at any time during the Section 6.5 Benefit Period, KeyCorp determines in good faith that continuing Noall's coverage by and participation in any of the Combined Retirement Plans or any of the Combined Savings Plans during the Supplemental Term is impermissible, Noall shall not be covered by and participate in such affected Plan or Plans during the Section 6.5 Benefit Period, but KeyCorp shall, from time to time both during and after the
    Section 6.5 Benefit Period, provide to Noall under this Agreement payments, benefits, and opportunities that, when added to the payments, benefits, and opportunities available and payable to Noall under the Combined Retirement Plans and the Combined Savings Plans put Noall in the same position that he would have been in had he continued to be a full-time employee of KeyCorp and a participant in all of the Combined Retirement Plans and the Combined Savings Plans throughout the Section 6.5 Benefit Period.

                 6.6 RIGHTS UNDER EQUITY COMPENSATION PLAN AND STOCK OPTIONS. For purposes of determining Noall's rights under the Equity Compensation Plan and under any stock options granted to Noall under the Equity Compensation Plan, Noall shall be treated as remaining in the employ of KeyCorp throughout the Section 6.5 Benefit Period.

                 6.7 RIGHTS NOT AFFECTED BY ANY TERMINATION. If Noall becomes entitled to payments and benefits under this Section 6, his rights to receive payments, benefits, and opportunities shall continue as and to the extent provided in this Section 6 notwithstanding any subsequent termination of Noall's employment relationship with KeyCorp, whether that subsequent termination is with or without cause, voluntary or involuntary, on account of disability, or otherwise. This Section 6.7 shall not override Section 13.2.

                 7. EFFECT OF GOOD REASON (IN GENERAL). If, at any time before the expiration of the Scheduled Term, Noall has Good Reason to terminate his employment, Noall shall have the right, exercisable at any time during the period beginning on the date the event constituting any particular instance of Good Reason first occurs and ending on the earlier of (a) the first anniversary of that date, or (b) the end of the Scheduled Term, to terminate his employment with KeyCorp by giving written notice of such election to KeyCorp. Any such termination by Noall during that period shall be treated for all purposes of this Agreement as a termination of Noall's employment by KeyCorp without Cause effective as of the date on which Noall delivers notice of his election under this Section 7 to KeyCorp.

                 8. EFFECT OF TERMINATION WITHOUT CAUSE. If, at any time before the expiration of the Scheduled Term, KeyCorp terminates Noall's employment without Cause, KeyCorp shall pay and provide the following amounts and benefits to Noall:

                 8.1 COMPENSATION CONTINUATION PAYMENTS. KeyCorp shall pay to Noall semimonthly compensation continuation payments (one such payment to be made on the fifteenth and the last day of each calendar month) throughout the remainder of the Scheduled Term and thereafter throughout the Supplemental Term. The first such semimonthly payment shall be made for the period commencing on the day after the Termination Date and ending on the first day after the Termination Date that is either the fifteenth or last day of the calendar month in which the Termination Date occurs. The last such semimonthly payment shall be made for the period commencing with the last date immediately preceding the end of the Supplemental Term that is either the first or sixteenth day of the calendar month in which the Supplemental Term ends and ending on the last day of the Supplemental Term. The amount of each such semimonthly payment (other than the first and the last such payment) shall be equal to the sum of (a) one half of one month's base salary of Noall (at the highest rate in effect at any time during the two year period ending on the Termination Date), plus (b) one-twenty-fourth (1/24) of Noall's Average Annual Incentive
         Compensation.   The amount of each of the first and last such
         semimonthly payments shall be equal to the amount specified in the immediately preceding sentence multiplied by a fraction, the numerator of which is the number of days in the period for which that payment is payable and the denominator of which is the number of days in the semimonthly period at the end of which that payment is payable. If Noall dies after becoming entitled to payments under this Section 8.1 but before the end of the Supplemental Term, any payments due after his death shall be made to his estate or, if Noall shall so direct of KeyCorp in writing, to his wife or to a trust created by Noall. Noall's right to direct payment of such payments following his death may be exercised by him at any time and from time to time during his life, and any such direction made subsequent to an earlier one shall revoke and supersede such earlier direction. The amounts payable to Noall, his wife, or any trust created by Noall for any month under this Section 8.1 shall be reduced, but not below zero, by the full amount of the payments, if any, received by any person (including, without limitation, Noall, his wife, and any trust created by Noall) for that month from all Combined Retirement Plans on account of Noall.

                 8.2 MEDICAL AND LIFE INSURANCE BENEFITS. KeyCorp shall arrange to provide Noall, throughout the period beginning on the Termination Date and ending on the earlier of (a) the last day of the Supplemental Term, or (b) the first date on which Noall accepts Full-Time Employment with an Unaffiliated Employer, with medical benefits (including, if applicable, dental) and group term life insurance benefits, in all cases at substantially the same level of coverage, and subject to the same (by dollar amount) employee contribution requirement (if any), as those which Noall was receiving or entitled to receive as an officer of KeyCorp on the Termination Date.

                 8.3 CONTRACTUAL SUPPLEMENT TO RETIREMENT AND SAVINGS PLAN BENEFITS. KeyCorp shall, from time to time both during and after the period beginning on the Termination Date and ending on the earlier of (a) the last day of the Supplemental Term, or (b) the date of Noall's death (the "Section 8.3 Benefit Period"), provide to Noall, under this Agreement, paymets, benefits, and opportunities that, when added to the payments, benefits, and opportunities available and payable to Noall under the Combined Retirement Plans and the Combined Savings Plans, put Noall in the same position that he would have been in had he continued to be a full-time employee of KeyCorp and a participant in all of the Combined Retirement Plans and the Combined Savings Plans throughout the Section 8.3 Benefit Period. In determining the position that Noall would have been in had he continued to be a full-time employee of KeyCorp and a participant in all of the Combined Retirement Plans and the Combined Savings Plans throughout the Section 8.3 Benefit Period: (i) the entire Section 8.3 Benefit Period shall be included in determining Noall's years of service,
    (ii) amount's received by Noall under clause (a) of Section 8.1 shall be deemed to be base salary received by Noall during the Section 8.3 Benefit Period, and (iii) amounts received by Noall under clause (b) of Section
    8.1 shall be deemed to be incentive
    compensation received by Noall during the Section 8.3 Benefit Period and shall, if relevant, be allocated between the Combined Short Term Incentive Compensation Plan and the Combined Long Term Incentive Compensation Plan based on the degree to which awards under each of those plans were taken into account in determining Average Annual Incentive Compensation.

                 8.4 RIGHTS UNDER EQUITY COMPENSATION PLAN AND STOCK OPTIONS.

                (a) For purposes of determining Noall's rights under the Equity Compaensation Plan and under any stock options granted to Noall under the Equity Compensation Plan, Noall shall be treated as remaining in the employ of KeyCorp throughout the Section 8.3 Benefit Period, unless that treatment is impermissible.

                 (b) If and to the extent the treatment prescribed in paragraph
         (a), above, is impermissible, and the treatment prescribed in this paragraph (b) does not conflict with the treatment for accounting purposes of any transaction entered into by KeyCorp as a pooling of interests, KeyCorp shall provide to Noall from time to time, both during and after the Section 8.3 Benefit Period, payments, benefits, and opportunities that, when added to the payments, benefits, and opportunities available and payable to Noall under the Equity Compensation Plan and options granted thereunder put Noall in the same position that he would have been regarding payments, benefits, and opportunities under the Equity Compensation Plan and options granted thereunder, if he had continued to be actively employed by KeyCorp throughout the Section 8.3 Benefit Period.

                 (c) If and to the extent the treatment prescribed in paragraph
         (a), above, is impermissible, and the treatment prescribed in paragraph (b), above, conflicts with the treatment for accounting purposes of any transaction entered into by KeyCorp as a pooling of interests, Noall's rights under the Equity Compensation Plan and under any stock options granted to Noall under the Equity Compensation Plan shall be as provided in that plan and under those stock options without regard to this Section 8.4.

                 9. EFFECT OF DEATH WHILE IN EMPLOY OF KEYCORP. If Noall dies during the Scheduled Term while employed by KeyCorp, (a) KeyCorp shall pay to Noall's estate any unpaid base salary due or to become due to Noall with respect to any period ending before his death, (b) if Noall is survived by his wife, KeyCorp shall pay the monthly survivor pension benefit provided for in
Section 41, (c) KeyCorp shall have no further obligations to Noall for base salary for any period after Noall's death, and (d) KeyCorp shall pay such incentive compensation as is provided for under the Combined Short Term Incentive Compensation Plan and the

    Combined Long Term Incentive Compensation Plan to Noall's estate or as otherwise provided for under such plans.

                 10. EFFECT OF DISABILITY WHILE IN EMPLOY OF KEYCORP. If during the Scheduled Term and while Noall is employed by KeyCorp, he becomes disabled, by reason of physical or mental impairment, to such an extent that he is unable to perform his duties under this agreement:

                 10.1 KeyCorp may relieve Noall of his duties under this Agreement for as long as Noall is so disabled.

                 10.2 KeyCorp shall pay to Noall all base salary and incentive compensation to which he would have been entitled under this Agreement and under the Combined Short Term Incentive Compensation Plan and the Combined Long Term Incentive Compensation Plan had he continued to be actively employed by KeyCorp to the earliest of (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform his duties under this Agreement, (b) the date on which he becomes eligible for payment of long term disability benefits under the Combined Long Term Disability Benefit Plan, (c) the date of his death, or (d) the last day of the Scheduled Term.

                 10.3 If and when Noall becomes eligible for payment of long term disability benefits under the Combined Long Term
         Disability Benefit Plan, KeyCorp shall pay to Noall semimonthly compensation continuation payments (one such payment to be made on the fifteenth and the last day of each calendar month) throughout the period (the "Section 10.3 Benefit Period") beginning with the date on which Noall becomes so eligible and ending on the earliest of (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform his duties under this Agreement, (b) the date of his death, or (c) the last day of the Scheduled Term. The first such semimonthly payment shall be made for the period commencing on the first day of the Section 10.3 Benefit Period and ending on the first day after that date that is either the fifteenth or last day of the calendar month in which the Section 10.3 Benefit Period begins. The last such semimonthly payment shall be made for the period commencing with the last date within the Section 10.3 Benefit Period that is either the first or sixteenth day of the calendar month in which the Section 10.3 Benefit Period ends and ending on the last day of the Section 10.3 Benefit Period. The amount of each such semimonthly payment (other than the first and the last such payment) shall be equal to the sum of (i) one half of one month's base salary of Noall (at the highest rate in effect at any time during the two year period ending on the last day before the date of the payment on which Noall performed services for KeyCorp), plus (ii) one-twenty-fourth (1/24) of Noall's Average Annual Incentive Compensation (determined as though the last day before the date of the payment on which Noall performed
         services for KeyCorp was the Termination Date).   The amount of each
         of the first and last such semimonthly payments shall be equal to the amount specified in the immediately preceding sentence multiplied by a fraction, the numerator of which is the number of days in the period for which that payment is payable and the denominator of which is the number of days in the semimonthly period at the end of which that payment is payable.

                 10.4 The amounts payable to Noall for any month under this
         Section 10 shall be reduced, but not below zero, by the full amount of the payments, if any, received by Noall for that month (a) from all Combined Retirement Plans, (b) from the Combined Long Term Disability Plan, and (c) from any other disability plan the entire cost of which is borne by KeyCorp.

                 10.5 For purposes of entitlement to a death benefit under
         Section 9 or Section 14 of this Agreement, (a) Noall will be treated as being employed by KeyCorp throughout any portion of the Scheduled Term during which he is entitled to receive payments from KeyCorp under either of Sections 10.2 or 10.3 and (b) Noall will not be treated as being employed by KeyCorp at any time during the Supplemental Term.

                 10.6 For purposes of all retirement, savings, stock option, disability, and other employee benefit and welfare plans or arrangements allowed or provided by KeyCorp to officers, Noall shall be treated in the same manner that KeyCorp treats other officers who become disabled.

                 10.7 If (a) Noall becomes disabled during the Scheduled Term,
         (b) survives through the end of the Scheduled Term, and (b) remains disabled on the last day of the Scheduled Term, he shall be entitled to all of the payments, benefits, and perquisites provided for in
         Section 6 during the Supplemental Term in the same manner and to the same extent as if his full-time employment had continued through the end of the Scheduled Term and KeyCorp and Noall had thereafter failed to extend the period of his full-time employment.

                 10.8 Except as provided in this Section 10, KeyCorp shall have no further obligations to Noall for base salary or incentive compensation for any period during which Noall is so disabled to such an extent that he is unable to perform his duties under this Agreement.

                 11. NO SET-OFF OR MITIGATION. The compensation and benefits to be paid and provided by KeyCorp to Noall under this Agreement are not to be subject to any set-off against any claim by KeyCorp against Noall. Noall will not be required to mitigate any amounts payable by KeyCorp to Noall under any of the terms of this Agreement and, except to the limited extent provided herein with respect to welfare benefit plans, no payment or benefit to Noall from any other source will reduce the obligation of KeyCorp to make payment to and provide benefits to Noall during the Supplemental Term or after termination of his employment as provided in this Agreement.

                 12. PAYMENTS ARE IN LIEU OF SEVERANCE PAYMENTS. If Noall becomes entitled to receive any payments under this Agreement during the Supplemental Term or as a result of termination of his employment, those payments shall be in lieu of any and all other claims or rights that Noall may have for severance, separation, and/or salary continuation pay.

                 13. LIMITATIONS ON COMPETITION

                 13.1 Noall shall not engage in any Competitive Activity during the period of his employment with KeyCorp.

                 13.2 Noall shall not engage in any Competitive Activity at any time while he is receiving payments under either of Sections 6.3 or
         8.1.  If Noall continues to violate the restriction set forth in this
         Section 13.2 after the Board of Directors has advised him in writing to cease those activities and that violation is material, KeyCorp shall thereupon be relieved of all further obligations to make payments and provide benefits to Noall under any of the provisions contained in any of Sections 6 through 8. Noall shall not be required to repay to KeyCorp any payment received by him before he began to engage in any such Competitive Activity. If a Financial Services Company has business operations or activities in multiple states some of which are Restricted States and some of which are not Restricted States, KeyCorp will not unreasonably withhold its consent after the Termination Date to Noall serving as an officer, employee, or consultant of such Financial Services Company if (a) Noall's duties and responsibilities for such Financial Services Company are restricted to a specific geographic region which does not include a Restricted State, and (b) none of Noall's services or activities is performed in or relate to a Restricted State.

                 14. DEATH BENEFIT FOR SURVIVING WIFE. If Noall dies during the Scheduled Term and while employed by KeyCorp leaving his wife surviving him, KeyCorp shall pay to Noall's wife or, if Noall shall so direct to KeyCorp in writing, to a trust in which his wife is one of the beneficiaries or to his estate, a monthly survivor pension equal to the excess, if any, of (a) one-third of the monthly amount Noall or his wife or his estate would receive under Section 8.1 if Noall had been terminated without Cause by KeyCorp on the day before the date of his death (i.e., an amount equal to one-third of the sum of two semimonthly payments calculated as provided in the fourth sentence of
Section 8.1), over (b) the aggregate monthly survivor benefits, if any, under all Combined Retirement Plans received by Noall's wife. The monthly survivor payments shall be paid at the rate of one per month commencing with the month following the month in which Noall's death occurs and continuing through the month in which Noall's wife dies. Noall's rights to direct payment of such monthly survivor pension following his death may be exercised by him at any time and from time to time during his life, and any such direction made subsequent to an earlier one shall revoke and supersede such earlier direction.

                 15. STOCK OPTIONS. If a Change of Control occurs while Noall is employed by KeyCorp under this Agreement, any and all stock options to purchase Common Shares of KeyCorp then held by him that are not then vested or exercisable in full shall automatically and immediately become vested and exercisable in full; provided, however, if the operation of this Section would conflict with or jeopardize, in the judgment of the independent accountants of KeyCorp, the treatment for accounting purposes of any transaction involving KeyCorp as a pooling of interests, this Section shall be inoperative and have no effect. All stock options to purchase Common Shares held by Noall on the date of this Agreement are hereby amended by adding the foregoing sentence and any stock options to purchase Common Shares hereafter granted to Noall shall be deemed to contain the foregoing sentence. This Section shall not apply to any stock options to purchase Common Shares granted to Noall within the six month period ending with the date immediately preceding the date on which occurs the Effective Time.

                 16. ADDITIONAL RETIREMENT BENEFIT. Following the termination of Noall's employment with KeyCorp under any circumstances other than a termination during the Scheduled Term by KeyCorp for Cause, KeyCorp will pay to Noall an annual pension equal to the aggregate of (a) the amount of the retirement benefit Noall would be entitled to receive under the KeyCorp Cash Balance Pension Plan (the "Pension Plan"), as in effect on the Termination Date, without regard to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code, as if Noall had commenced employment with Society on June 20, 1973, and (b) the amount of annual supplemental retirement benefit, if any, which Noall would be entitled to receive under the Ammended and Restated Society Corporation Supplemental Retirement Plan, as in effect on the Termination Date, as if Noall had commenced employment with Society on June 20, 1973, less the aggregate annual benefits received by Noall under all Combined Retirement Plans (including, as an "annual benefit received by Noall" for these purposes, the actuarial equivalent, in annaul terms, of any lump sum benefit received by Noall under any of the Combined Retirement Plans). The provisions of the Pension Plan with respect to optional methods of payment (other than payment of the full benefit in a single lump sum), the commencement and duration of payments, and reemployment shall be applicable to the annual pension payable pursuant to this Section 16. As used in this Section 16, the terms "Pension Plan" and "Amended and Restated Society Corporation Supplemental Retirement Plan" mean and include, in each such case, such plan as currently in effect and as from time to time until the Termination Date amended, restated, or otherwise modified, including any plan hereafter succeeding, replacing, or being substituted for such plan. Following the termination of Noall's employment during the Scheduled Term by KeyCorp for Cause, KeyCorp will pay to Noall and/or to his beneficiary such amounts as Noall and/or his beneficiary is entitled to receive under the Resolution adopted by the Board of Directors of Central National Bank of Cleveland on November 21, 1984, relating to survivor benefits and amount of retirement income and payments, a copy of which is attached to this Agreement (the "Central Board Resolution"). Except as provided in the immediately preceding sentence, no amount will be paid to Noall under the Central Board Resolution.

                 17. NO REDUCTION IN RETIREMENT BENEFITS FOR EARLY COMMENCEMENT OF BENEFITS IN CERTAIN CIRCUMSTANCES. If Noall becomes entitled to benefits under either of Sections 6.5 or 8.3, and elects to commence receipt of benefits under the Combined Retirement Plans after the end of the Supplemental Term but before he attains age 65, he shall be entitled to receive, in the aggregate, benefits under the Combined Retirement Plans, under Section 6.5 or 8.3 (as the case may be), under Section 16, and under this Section 17 that equal the amounts he would have received, in the aggregate, under the Combined Retirement Plans, under Section 6.5 or 8.3 (as the case may be), and under Section 16 if the benefits under those Plans and Sections had been determined without any reduction on account of commencement of benefits before Noall's attainment of age 65.

                 18. INDEMNIFICATION. KeyCorp shall indemnify Noall, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Noall is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Noall is or was a director, officer, or employee of KeyCorp or any Subsidiary, or is or was serving at the request of KeyCorp or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 18 shall not be deemed exclusive of any other rights to which Noall may be entitled under the articles of incorporation or the regulations of KeyCorp or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Noall's official capacity and as to action in another capacity while holding such office, and shall continue as to Noall after Noall has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Noall.

                 19. REIMBURSEMENT OF CERTAIN EXPENSES.

                 19.1 KeyCorp shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Noall, of defending any action brought to have this Agreement declared invalid or unenforceable.

                 19.2 KeyCorp shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Noall, of prosecuting any action to compel KeyCorp to comply with the terms of this Agreement upon receipt from Noall of an undertaking to repay KeyCorp for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Noall had no reasonable grounds for bringing that action (which determination need not be made simply because Noall fails to succeed in the action).


                 19.3 Expenses (including attorney's fees) incurred by Noall in defending any action, suit, or proceeding commenced or threatened against Noall for any action or failure to act as an employee, officer, or director of KeyCorp or any Subsidiary shall be paid by KeyCorp, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Noall in which he agrees to reasonably cooperate with KeyCorp or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Noall for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to KeyCorp or a Subsidiary or (b) if the action, suit, or proceeding is commenced or threatened against Noall for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of KeyCorp to advance expenses provided for in this Section 19.3 shall not be deemed exclusive of any other rights to which Noall may be entitled under the articles of incorporation or the regulations of KeyCorp or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.

                20. TERMINATION OF CAUSE. In the event Noall's employment is terminated during the Scheduled Term by KeyCorp for Cause, KeyCorp may, by giving written notice to Noall, terminate this Agreement and all its obligations remaining to be performed or observed by it under this Agreement other than KeyCorp's obligation to satisfy the terms of the Central Board Resolution referred to in the penultimate sentence of Section 16.

                 21. EXCESS PARACHUTE PAYMENT REDUCTION. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by KeyCorp or any of its Subsidiaries to or for the benefit of Noall (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by KeyCorp for Federal income tax purposes because of Section
280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of Noall pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by KeyCorp because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder.
For purposes of this Section 21, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 21 shall be made by the Accounting Firm which shall provide detailed supporting calculations both to KeyCorp and Noall within 30 days after the Termination Date or such earlier time as is requested by KeyCorp. KeyCorp and Noall shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon KeyCorp and Noall. Noall shall determine which of the Agreement Payments (or, at the election of Noall, other Payments) shall be eliminated or reduced consistent with the requirements of this Section 21, provided that, if Noall does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, KeyCorp shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 21 and shall notify Noall promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by KeyCorp which should not have been made ("Overpayment") or that additional Agreement Payments will not be made by KeyCorp which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Noall which Noall shall repay to KeyCorp together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by Noall to KeyCorp (or if paid by Noall to Keycorp, such payment shall be returned to Noall) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by KeyCorp to or for the benefit of Noall together with interest at the applicable short-term
Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.

                 22. DEFERRAL OF PAYMENT OF COMPENSATION UNDER CERTAIN CIRCUMSTANCES.

                 22.1 SECTION 162(M). For purposes of this Section 22, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

                 22.2 DEFFERRAL.  Except as otherwise porvided in either of
    Section 22.3 or Section 22.4, below, if KeyCorp determines that, after giving effect to all applicable elective deferrals of compensation, any amount of compensation (including any base salary and any incentive compensation payable under any incentive compensation plan in which Noall is a participant) otherwise payable to Noall under this Agreement at any particular time (the "Scheduled Time"),

                 (a) would not be deductible by KeyCorp if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and

                 (b) would be deductible by KeyCorp if defered until and paid during a later year,

         that amount of compensation shall be deferred until, and paid during, the year that is determined by KeyCorp to be the first year following the year of deferral during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section162(m). If KeyCorp determines that in any year following the year of deferral a portion of, but not all of, the amounts deferred (together with interest thereon as provided in Section 22.5, below) can be paid without disallowance of the deduction, that portion that can be so paid shall be paid by KeyCorp during that year and the remainder, except as otherwise provided in
         Section 22.3 or Section 22.4, below, shall continue to be deferred until a later year.

                 22.3 EARLY PAYOUT OF DEFERRED AMOUNT IF DEFERRAL IS DETERMINED TO BE INEFFECTIVE. If any amount of compensation is deferred under
    Section 22.2 with the expectation that it will be deductible by KeyCorp if paid in a later year and KeyCorp later determines that the compensation will not be deductible by KeyCorp even if payment thereof is deferred until a later year, then, within three months of the date on which that determination is made, the deferral with respect to that compensation shall terminate and KeyCorp shall pay that compensation to Noall.

                 22.4 PAYOUT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. On April 15 of the year immediately following the year in which Noall ceases to be employed as an officer by KeyCorp, KeyCorp shall pay to Noall, in a single lump sum, all amounts of compensation that have been deferred pursuant to this Section 22 and have not previously been paid out so that, as of the close of business on that date, no amount of compensation will remain deferred under this Section 22 whether or not KeyCorp is entitled to a deduction with respect to the payment of that compensation.

                 22.5 INTEREST ON DEFERRED AMOUNTS. Upon payment of any amounts of compensation deferred for any period of time pursuant to this Section 22, KeyCorp shall pay to Noall an additional amount equivalent to the interest that would have accrued on that deferred compensation if interest accrued thereon from the date on which that compensation would have been paid but for this Section 22 through the date on which that compensation is paid at a variable rate equal, in each calendar quarter, to the highest annual rate paid by Society National Bank on new IRA certificates of deposit issued in Cuyahoga County, Ohio on the first business day of that calendar quarter, compounded quarterly.

                 22.6 MISCELLANEOUS. Noall's rights with respect to payment during his lifetime of any compensation deferred under this Section 22 shall not be subject to assignment. If Noall dies before all compensation deferred under this Section 22 has been paid to him, any such unpaid compensation shall be paid, at the same time it would have been paid if Noall had not died but had merely ceased to be an employee of KeyCorp on the date of his death (or, if earlier, on the last date he actually was an employee of KeyCorp), to his estate or, if Noall shall so direct to KeyCorp in writing, to his wife or to a trust created by Noall. The obligation of KeyCorp to make payments of compensation deferred pursuant to this Section 22 constitutes the unsecured promise of KeyCorp to make payments from its general assets as and when due and neither Noall nor any person claiming through him shall have, as of a result of this Section 22, any lien or claim on any assets of KeyCorp that is superior to the claims of the general creditors of KeyCorp.

                 23. MERGER OR TRANSFER OF ASSETS OR STOCK OF KEYCORP. KeyCorp will not enter into any transaction in which it (or any corporation acquiring all or substantially all of KeyCorp's assets in the transaction) will become the direct or indirect subsidiary of any other corporation unless the corporation that is to be the ultimate parent corporation of KeyCorp (or of the corporation acquiring all or substantially all of KeyCorp's assets in the transaction) shall assume this Agreement in a signed writing and deliver a copy thereof to Noall. KeyCorp will not otherwise consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless the corporation with or into which KeyCorp is merged, or the corporation to which substantially all of KeyCorp's assets are being transferred, shall assume this Agreement in a signed writing and deliver a copy thereof to Noall. Upon any such assumption, the corporation assuming this Agreement (the "Successor Corporation") shall become obligated to perform the obligations of KeyCorp under this Agreement, and the term "KeyCorp" as used in this Agreement (including, without limitation, as used in Section 1.15) shall be deemed to refer to the Successor Corporation.

                 24. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of KeyCorp in the case of notices to KeyCorp and to Noall in the case of notices to Noall) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows;

                 If to KeyCorp:

                 KeyCorp
                 127 Public Square
                 Cleveland, Ohio 44114-1306
                 Attention:  Secretary

                 If to Noall:

                 Mr. Roger Noall
                 13705 Shaker Boulevard
                 Cleveland, Ohio 44120

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 25. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                 26. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Noall and KeyCorp. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                 27. PRIOR AGREEMENT. This Agreement amends, restates, and extends the employment agreement between Noall and Society Corporation made February 4, 1994, and shall become effective at the Effective Time. At such time, the provisions of this Agreement shall supersede the provisions of the February 4, 1994 agreement and that agreement and all prior agreements on the same subject matter shall hereafter be of no further force or effect.

                                           KEYCORP

                                           BY /S/ Robert W. Gillespie
                                           ---------------------------
                                           Robert W. Gillespie,
                                           President

                                           /S/ ROGER NOALL
                                           ---------------------------
                                           ROGER NOALL